Exhibit 3

                   CERTIFICATE OF AMENDMENT OF
                   CERTIFICATE OF INCORPORATION
                                OF
                  BROAD NATIONAL BANCORPORATION


          The undersigned, Broad National Bancorporation, a New Jersey corporation (the "Corporation"), for the purpose of amending the Certificate of Incorporation of the Corporation, in accordance with subsections 14A:9-2(4) and 14A:9-4(3) of the New Jersey Business Corporation Act, does hereby make and execute this Certificate of Amendment of Certificate of Incorporation and does hereby certify that:

I.   The name of the Corporation is Broad National
     Bancorporation.

II. The following resolution of the shareholders sets forth the amendment adopted:

          RESOLVED, that the Certificate of Incorporation of Broad National Bancorporation, a New Jersey corporation (the "Corporation"), be amended by deleting the first paragraph of ARTICLE THIRD in its entirety and inserting in lieu thereof the following new first paragraph to ARTICLE THIRD:

          THIRD. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 11,520,000 shares, divided into:

               10,000,000 shares of Common Stock, par value
               $1.00 per share;

               20,000 shares of Preferred Stock 1985 Class, par value $10.00 per share; and

               1,500,000 shares of Preferred Stock, par value $1.00 per share, to be divided into one or more series or classes of series as the Corporation's Board of Directors may from time to time approve, as hereinafter set forth.

               *         *         *         *

III. The amendment set forth above was adopted by the shareholders of the Corporation on April 17, 1997.

IV. The number of shares entitled to vote on the amendment was 4,654,688 shares of Common Stock, par value $1.00 per share.

V.   The following number of shares of the Corporation's Common
     Stock, par value $1.00 per share, were cast with respect to the amendment:

          For       3,638,616

          Against     247,682

          Abstention   59,805

          IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Corporation by its President and by its Secretary as of April 21, 1997.

                                   BROAD NATIONAL BANCORPORATION


                                   By /s/ John A. Dorman
                                        Name: John A. Dorman
                                        Title:  President
(Corporate Seal)

ATTEST:


/s/ Fred S. Campo
Name:  Fred S. Campo
Title:     Secretary

STATE OF NEW JERSEY )
                    )  ss.
COUNTY OF ESSEX     )

          I, Margaret R. Nurnberger, a Notary Public, do hereby certify that on this 21st day of April, 1997, John A. Dorman, personally came before me and this person acknowledged under oath, to my satisfaction, that (a) this person signed, sealed and delivered the foregoing Certificate as President of the Corporation named in the foregoing Certificate; (b) the proper Corporate Seal was affixed; and (c) the foregoing was signed and made by the Corporation as its voluntary act and deed by virtue of authority from its Board of Directors.


                              /s/ Margaret R. Nurnberger
                              Notary Public

My Commission Expires:


June 3, 1998